Exhibit 99.5

Headwaters Employee FAQ

1.              What was announced?

•                  We announced that Headwaters has entered into an agreement to combine with Boral Limited.

•                  We are excited about the opportunities we will have as part of Boral as we bring together our two world-class organizations.

•                  The transaction is expected to be completed in mid-calendar year 2017, subject to regulatory approvals and other customary closing conditions. Until that time, Headwaters and Boral will continue to operate as separate entities.

2.              Who is Boral?

•                  Boral, headquartered in Sydney, Australia, is Australia’s largest building and construction materials supplier and has an existing presence in the North American building and construction materials industry, with established positions in bricks, concrete and clay roof tiles, manufactured stone, and fly ash, and a developing light building products business.

•                  Boral’s mission is to create sustainable solutions for the worldwide building and construction industry.

3.              Why is Headwaters combining with Boral?

•                  We believe our combination with Boral represents a compelling path forward for Headwaters that will deliver significant benefits to our shareholders, employees, customers and all other stakeholders.

•                  By combining with Boral, we expect Headwaters will be a stronger, more diversified company, with a broader geographic footprint and additional product lines and services.  The combined company, which will have locations throughout the country and world, will be one of the leading suppliers of building products and construction materials for the infrastructure, repair and remodel, commercial and institutional construction markets.

4.              What does the transaction mean for Headwaters employees?

•                  Boral recognizes the role our employees play in Headwaters’ success, and we believe that this combination will result in Headwaters being a stronger, more diversified company.

•                  However, keep in mind that today’s announcement is just the first step, and there is a lot of planning to be done.

•                  Until the transaction closes, Headwaters and Boral will remain separate companies and there will be no changes in how we operate or conduct business.

•                  We are counting on all of you to continue to stay focused on our goals and your daily responsibilities. It is imperative that we continue to deliver on our customer commitments.

•                  While it is difficult to predict any outcomes at this time, we are committed to keeping you informed throughout this process and as more decisions are made.

5.              Will my role and responsibilities change?

•                  Until the transaction closes, Headwaters and Boral will remain separate companies and there will be no changes to how we operate or conduct business.

•                  Today’s announcement will have no impact on your daily responsibilities and we expect business to continue in normal course.

•                  We are counting on you to stay focused on what we do best — performing our day-to-day duties to create value for our customers.

6.              Will there be any changes to employee compensation, benefits and plans?

•                  Until the transaction is completed, Headwaters and Boral will remain separate companies and your salary and benefits remain unchanged.

•                  Boral recognizes the value of our employees and following completion of the transaction, we expect that Boral will offer employees comparable salary and benefits as those offered by Headwaters.

•                  Of course, it is early in this process and compensation and benefit matters will be determined and communicated to you near or after the closing of the transaction.

•                  To the extent there are changes after the transaction closes, we will communicate with employees as details are available.

7.              What does this mean for our customers?

•                  We believe this transaction will provide significant benefits to our customers.

•                  By combining with Boral, we expect Headwaters will be a stronger, more diversified company, with a broader geographic footprint and additional product lines and services.

•                  Serving our customers remains our top priority, and we are committed to delivering the same exceptional products and services our customers have come to expect.

•                  We expect a seamless transition for our customers once the transaction is complete.

8.              When is the transaction expected to close?

•                  The transaction is expected to be completed in mid-calendar year 2017, subject to regulatory approvals and other customary closing conditions.

•                  Until the transaction closes, Headwaters and Boral will remain separate companies and there will be no changes in how we operate or conduct business.

9.              Where will the combined company be headquartered?

•                  Upon closing, Headwaters will be owned by Boral, which is headquartered in Sydney, Australia.  Boral already has a significant presence in the U.S., which includes regional headquarters for its US Tile, Monier Lifetile, Construction Materials and Material Technologies businesses.

•                  We expect Boral to maintain a presence in Headwaters’ current domestic and international locations.

•                  Until that time, Headwaters will continue to operate as a separate company and we should all stay focused on our goals and daily responsibilities.

10.       Who will lead the combined company?

•                  Today’s announcement is just the first step, and there is a lot of planning to be done.

•                  Until the transaction closes, Headwaters and Boral will remain separate companies and our organizational structure remains unchanged.

•                  Upon closing, Headwaters will be owned by Boral. Boral’s CEO is Mike Kane, who is based in Australia. Boral’s U.S. operations are led by David Mariner, President & CEO of Boral Industries.

11.       What do I do if I am asked about the transaction by an external party?

•                  It is important that we speak with one voice. Consistent with our communications policy, please immediately forward any inquiries you may receive to Jennifer Hawkins at (801) 984-9445 or jhawkins@headwaters.com.

12.       Whom do I contact with questions?  Where can I go for more information?

•                  If you have any questions or concerns, please ask your manager, who will work to provide additional information and address any questions you have as soon as possible.

•                  We are committed to providing updates regarding any important developments as we move through the process.

Important Additional Information

In connection with the proposed merger, Headwaters intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Headwaters will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HEADWATERS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by Headwaters with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Headwaters via Headwaters’s Investor Relations section of its website at www.headwaters.com or by contacting Investor Relations by directing a request to Headwaters Incorporated, Attention: Investor Relations, 10701 S. River Front Parkway, Suite 300, or by calling (801) 984-9400.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Headwaters, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Headwaters in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Headwaters’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Headwaters’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on January 6, 2016, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which was filed with the SEC on November 15, 2016. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Headwaters’s Investor Relations section of its website at www.headwaters.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Headwaters may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Headwaters may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Headwaters may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Headwaters’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended September 30, 2016, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Headwaters’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Headwaters undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.